EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
OF
BY-LAWS
OF
MUTUAL FEDERAL BANCORP, INC.

MUTUAL FEDERAL BANCORP, INC., a corporation organized and existing under and by virtue of the federal laws of the United States (the “Corporation”), DOES HEREBY CERTIFY:

FIRST:  The Board of Directors of the Corporation, at its meeting duly held on July 15, 2008, adopted resolutions approving the following amendment to the By-Laws of the Corporation declaring said amendment to be advisable and in the best interest of the Corporation and its shareholders.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, the Board of Directors hereby approves and confirms that the first sentence of Section III paragraph 2 of the By-laws is hereby deleted in its entirety and replaced with the following sentence:

“The board of directors shall consist of eight (8) members, and shall be divided into three classes as nearly equal in number as possible.”

SECOND:  That such amendment has been duly adopted in accordance with provisions of Section XII of the By-laws.

IN WITNESS WHEREOF,  the Corporation has caused this Certificate to be signed and attested on its behalf as of July 15, 2008.

MUTUAL FEDERAL BANCORP, INC.
By:	/s/Stephen M. Oksas
Name: Stephen M. Oksas
Title: President and Chief Executive Officer

ATTEST:

By:	/s/John L. Garlanger
Name: John L. Garlanger
Title: Executive Vice President and
Chief Financial Officer